EXHIBIT (a)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO – Tender Offer Statement (Securities Act File No. 333-155589) of our reports dated February 22, 2013 and February 28, 2012, relating to the financial statements and financial highlights of BlackRock Fixed Income Value Opportunities (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the years ended December 31, 2012 and December 31, 2011, respectively, and to the reference to us under the heading "Financial Statements" in such tender offer statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 24, 2014